Exhibit 10.54

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement") is made as of July 1, 2021, by and between WINDTREE THERAPEUTICS, INC., a Delaware corporation (the “Company”), and DIANE CARMAN (“Executive”), subject to the terms and conditions defined in this Agreement.

WHEREAS, the Company and Executive desire that Executive be employed by the Company to act as the Company’s General Counsel, subject to the terms and conditions set forth in this Agreement. Executive’s employment shall also be subject to such policies and procedures as the Company may from time to time implement so long as such policies are not less favorable to Executive than the terms of this Agreement;

NOW, THEREFORE, in consideration of the covenants contained herein, and for other valuable consideration, the Company and Executive hereby agree as follows:

1.            Certain Definitions. Certain definitions used herein shall have the meanings set forth on Exhibit A attached hereto.

2.          Term of the Agreement. The term (“Term”) of this Agreement shall commence on the date first above written and shall continue until terminated as provided in Section 7 hereof. Upon the occurrence of a Change of Control during the term of this Agreement, including any extensions hereof, this Agreement shall automatically be extended until the end of the Effective Period. On the Date of Termination, Executive acknowledges Executive shall immediately be deemed to have resigned all employment and related job duties and responsibilities with the Company, including, without limitation any and all positions on any committees or boards of the Company or any affiliated company. Executive agrees to sign all reasonable documentation evidencing the foregoing as may be presented to Executive for signature by the Company.

3.            Executive’s Duties and Obligations.

(a)     Duties. Executive shall serve as the Company’s Senior Vice President & General Counsel. Executive shall be responsible for all duties customarily associated with a General Counsel in a publicly-traded company.

(b)      Location of Employment. Executive’s principal place of business shall be at the Company’s headquarters. In addition, Executive acknowledges and agrees the performance by Executive of Executive’s duties shall require frequent travel including, without limitation, overseas travel from time to time.

(c)    Proprietary Information and Inventions Matters. In consideration of the covenants contained herein, Executive has executed and agrees to be bound by the Company’s standard form of Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”), which is attached to this Agreement as Exhibit B. Executive shall comply at all times with the terms and conditions of the Confidentiality Agreement and all other reasonable policies of the Company governing its confidential and proprietary information.

4.            Devotion of Time to Company’s Business.

(a)     Full-Time Efforts. During Executive’s employment with the Company, Executive shall devote substantially all of Executive’s business time, attention and efforts to the proper performance of Executive’s implicit and explicit duties and obligations hereunder to the reasonable satisfaction of the Company.

(b)    No Other Employment or Providing Services. During Executive’s employment with the Company, Executive shall not, except as otherwise provided herein, directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Executive Committee or the Board of Directors of the Company (the “Board”).

5.            Compensation and Benefits.

(a)    Base Compensation. During the Term, the Company shall pay to Executive base annual compensation (“Base Salary”) of $375,000.00 payable in accordance with the Company’s regular payroll practices and less all required withholdings. Executive’s Base Salary shall be reviewed annually and may be increased based on an assessment of Executive’s performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors; provided, however, any increase in Base Salary shall be solely within the discretion of the Company. Executive’s Base Salary shall not be subject to reduction from the level in effect hereunder from time to time, other than pursuant to a salary reduction program of general application to contract executives of the Company, which absent mutual agreement shall not to exceed 20% of salary.

(b)    Annual Bonuses. During the Term, Executive shall be eligible for such year-end bonus, which may be paid in either cash or equity, or both, based upon a target Annual Bonus Amount of 40% of Base Salary, as may be awarded solely at the discretion of the Compensation Committee of the Board after consultation with the Company’s Chief Executive Officer, provided, the Company shall be under no obligation whatsoever to pay such discretionary year-end bonus for any year. Any such equity bonus shall contain such rights and features as are typically afforded to other Company employees of a similar level in connection with comparable equity bonuses awarded by the Company. For clarification, Executive’s bonus shall not be pro-rated for 2021, and Executive shall receive the bonus she would have received had she started with the Company on January 1, 2021. Except as otherwise provided in Section 7, in order for the Executive to receive payment of any such annual bonus, the Executive must be employed by the Company as of the date the annual bonus is paid.

(c)    Equity.   As soon as practicable, the Company will recommend to the Compensation Committee of the Board of Directors (the “Committee”) that Executive be granted an option to acquire 150,000 shares of WINT stock (the “Option”).  One-third of the number of shares of Common Stock subject to the Option shall vest and become exercisable on the first anniversary of the date Executive commences her employment with the Company (the “Start Date”), another one-third of the Option shall vest and become exercisable on the second anniversary of the Start Date, and the final one-third of the Option shall vest and become exercisable on the third Anniversary of the Start Date, all subject to Executive’s continuing employment on the stated Start Date anniversaries.  In addition, the Executive shall be eligible for annual option or other stock grants as may be awarded solely at the discretion of the Board of Directors or Committee, provided that neither the Board of Directors nor Committee shall be under any obligation whatsoever to grant such discretionary options awards.  Any options issued to Executive after the Option shall be governed by the Company’s 2020 Long-Term Incentive Plan and the Employee Option Agreement(s) under the 2020 Long-Term Incentive Plan or any amendments thereto by which they are issued. The Option award is an “inducement” material to Executive’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Marketplace Rules, and will be granted outside of the Company’s 2020 Long-Term Incentive Plan pursuant to an award agreement, but will be governed in all respects as if issued under the 2020 Long-Term Incentive Plan.

(d)    Signing Bonus. Upon execution of this Agreement, Company will pay you a signing bonus in the amount of five thousand dollars ($5,000).

(e)    Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available generally to the Company’s senior executives or to its employees on substantially the same basis such benefits are provided to such executives of a similar level or to other employees (including, without limitation, profit-sharing, savings and other retirement plans (e.g. a 401(k) plan) or programs, medical, dental, hospitalization, vision, short-term and long-term disability and life insurance plans or programs, accidental death and dismemberment protection, travel accident insurance, and any other employee welfare benefit plans or programs may be sponsored by the Company from time to time, including any plans or programs that supplement the above-listed types of plans or programs, whether funded or unfunded); provided, however, nothing in this Agreement shall be construed to require the Company to establish or maintain any such plans, programs or arrangements.

(f)    Vacations. During the Term, Executive shall be entitled to 20 days paid vacation per year, or such greater amount as may be earned under the Company’s standard vacation policy, to be earned ratably throughout the year. Vacation days may only be carried from one year to the next in accordance with the Company vacation policy. Executive will also be granted up to five (5) personal days per year and six (6) sick days per year, which will accrue on a monthly basis in accordance with company policy and be prorated in year one based upon your date of hire.

(g)   Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses in carrying out Executive’s duties and responsibilities under this Agreement and the Company shall reimburse Executive for all such expenses, in accordance with reasonable policies of the Company.

6.           Change of Control Benefits. Notwithstanding any provision to the contrary in any of the Company’s long-term incentive plans or in any stock option or restricted stock agreement between the Company and Executive, all shares of stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested and, with respect to restricted stock, all restrictions shall be lifted upon the Change of Control Date, provided Executive is actively employed by the Company on such Change of Control Date.

7.            Termination of Employment.

(a)    Termination by the Company for Cause or Termination by Executive without Good Reason, Death or Disability.

(i)     In the event of a termination of Executive’s employment by the Company for Cause, a termination by Executive without Good Reason, or in the event this Agreement terminates by reason of the death or Disability of Executive, Executive shall be entitled to any unpaid compensation accrued through the last day of Executive’s employment, a lump sum payment in respect of all accrued but unused vacation days at Executive’s Base Salary in effect on the date such vacation was earned, and payment of any other amounts owing to Executive but not yet paid, less any amounts owed by Executive to the Company. Executive shall not be entitled to receive any other compensation or benefits from the Company whatsoever (except as and to the extent the continuation of certain benefits is required by law).

(ii)    In the case of a termination due to death or Disability, notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and Executive, all shares of stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable) and the Company will pay any earned but unpaid annual bonus for the fiscal year preceding the Termination Date.

(b)    Termination by the Company without Cause or by Executive for Good Reason. If (x) Executive’s employment is terminated by the Company other than for Cause, death or Disability (i.e., without Cause) or (y) Executive terminates employment with Good Reason, then Executive will receive the amounts set forth in Section 7(a)(i), any other additional benefits then due or earned in accordance with generally applicable employee benefit plans and programs of the Company, and, on the condition the Executive signs a separation agreement containing a plenary release of claims in a form acceptable to the Company within fifty (50) days after the Date of Termination (or such shorter period specified in such plenary release) and such plenary release becomes final, binding and irrevocable, the Executive shall also be entitled to receive the following from the Company:

(i)      Any earned but unpaid annual bonus for the fiscal year preceding the Termination Date and a pro rata bonus equal to the Annual Bonus Amount multiplied by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, which amount shall be paid when the Company’s other employment contract executives are paid;

(ii)     An amount equal to the Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason), payable in equal installments in accordance with the Company’s regular payroll schedule, from the Date of Termination to the date that is 12 months after the Date of Termination (the “Severance Period”); provided, however, each installment payable before the plenary release becomes final, binding and irrevocable shall not be paid to the Executive until such plenary release becomes final, binding and irrevocable;

(iii)    During the Severance Period, if Executive elects to continue Company medical benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay the Company’s costs of such benefits as if Executive continued under the same plans and on the same terms and conditions as an active employee of the Company. Company’s obligation under this Section 7(b)(iii) shall terminate if Executive becomes eligible for group health plan benefits under a subsequent employer’s plan or a spouse’s employer plan; and

(iv)    Upon the date the plenary release becomes final, binding and irrevocable, notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and the Executive, all vested stock options to acquire Company stock and all other similar equity awards held by the Executive as of the Date of Termination shall continue to be exercisable during the Severance Period, subject to earlier exercise in the event of a Change of Control pursuant to the plan governing such awards.

Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or the Executive’s Confidentiality Agreement during the Severance Period, and such breach is not cured within 5 business days, then the Company’s continuing obligations under this Section 7(b) shall cease as of the date of the breach and the Executive shall be entitled to no further payments hereunder.

(c)    Termination in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason during the Effective Period, and on the condition the Executive signs a separation agreement containing a plenary release of claims in a form acceptable to the Company within fifty (50) days after the Date of Termination (or such shorter period specified in such plenary release) and such plenary release becomes final, binding and irrevocable, then Executive shall be entitled to receive the following from the Company:

(i)      All amounts and benefits described in Section 7(a)(i) above and any other additional benefits then due or earned in accordance with generally applicable employee benefit plans and programs of the Company;

(ii)     Within 10 days after the Date of Termination, any earned but unpaid annual bonus for the fiscal year preceding the Termination Date;

(iii)    Within 10 days after the Date of Termination, a lump sum cash payment in an amount equal to 1.5 times the sum of (A) Executive’s Base Salary then in effect (determined without regard to any reduction in such Base Salary constituting Good Reason) and (B) the Annual Bonus Amount; provided, however, if Executive’s employment is terminated prior to the consummation of a Change of Control but under circumstances that would cause the Change of Control Date to precede the date the Change of Control is consummated, such amount will be paid in equal installments in accordance with the Company’s regular payroll schedule over the Severance Period described in Section 7(b)(ii);

(iv)    If Executive elects to continue Company medical benefits under COBRA, for a period of 18 months following the Date of Termination (the “Benefit Period”), the Company shall continue to pay the Company’s costs of such benefits as Executive elects to continue under the same plans and on the same terms and conditions as such benefits are provided to active employees of the Company. Company’s obligation under this Section 7(b)(iii) shall terminate if Executive becomes eligible for group health plan benefits under a subsequent employer’s plan or a spouse’s employer plan;

(v)    Notwithstanding any provision to the contrary in any stock option or restricted stock agreement between the Company and Executive, all shares of stock and all options to acquire Company stock held by Executive shall accelerate and become fully vested upon the Date of Termination (and all options shall thereupon become fully exercisable), and all stock options shall continue to be exercisable for the remainder of their stated terms, subject to earlier exercise pursuant to the plan governing such awards.

Notwithstanding the foregoing, if Executive engages in a material breach of any provision of this Agreement or Executive’s Confidentiality Agreement during the Severance Period, and such breach is not cured within five business days after receipt from the Company of notice thereof, then the Company’s continuing obligations under this Section 7(c) shall cease as of the date of the breach and the Executive shall be entitled to no further payments or benefits hereunder.

8.            Notice of Termination.

(a)    Any termination of Executive’s employment by the Company for Cause, or by Executive for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) is given at least 10 days prior to the Date of Termination (at least 30 days in the case of Notice of Termination given by Executive for Good Reason), (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iv) specifies the employment termination date. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

(b)    A termination of employment of Executive will not be deemed to be for Good Reason unless Executive gives the Notice of Termination provided for herein within 30 days after Executive has actual knowledge of the act or omission of the Company constituting such Good Reason and Executive gives the Company a 30-day cure period to rectify or correct the condition or event that constitutes Good Reason and Executive terminates her employment within 30 days of the date Company’s failure to cure deadline has expired.

9.           Mitigation of Damages. Executive will not be required to mitigate damages or the amount of any payment or benefit provided for under this Agreement by seeking other employment or otherwise. Except as otherwise provided in Sections 7(b)(iv) and 7(c)(iv), the amount of any payment or benefit provided for under this Agreement will not be reduced by any compensation or benefits earned by Executive as the result of self-employment or employment by another employer or otherwise.

10.          Excess Parachute Excise Tax.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, the Company shall reduce or eliminate the payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Payments; provided, no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

(b)    All determinations required to be made under this Section 10, including the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other professional firm or certified public accounting firm of national standing reasonably as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

11.         Legal Fees. All reasonable legal fees and related expenses (including costs of experts, evidence and counsel) paid or incurred by Executive pursuant to any claim, dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if Executive is successful on the merits pursuant to a legal judgment or arbitration. Except as provided in this Section 11, each party shall be responsible for its own legal fees and expenses in connection with any claim or dispute relating to this Agreement.

12.       Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Company:	If to Executive:
Windtree Therapeutics, Inc.	Diane Carman
2600 Kelly Road, Suite 100	162 Brooklea Road
Warrington, PA 18976 USA	Bryn Mawr, PA 19010
Attention: President
With a copy to: Legal@windtreetx.com	With a copy to: Dcarman610@gmail.com

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

13.          Withholding. The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes.

14.         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes the Offer Letter and all other prior agreements, written or oral, with respect thereto.

15.          Arbitration.

(a)    If the parties are unable to resolve any dispute or claim relating directly or indirectly to this Agreement or any dispute or claim between Executive and the Company or its officers, directors, agents, or employees (a “Dispute”), then either party may require the matter to be settled by final and binding arbitration by sending written notice of such election to the other party clearly marked “Arbitration Demand.” Such Dispute shall be arbitrated in accordance with the terms and conditions of this Section 15. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

(b)    The Dispute shall be resolved by a single arbitrator in an arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding on the parties, and specific performance giving effect to the decision of the arbitrator may be ordered by any court of competent jurisdiction.

(c)    Nothing contained herein shall operate to prevent either party from asserting counterclaim(s) in any arbitration commenced in accordance with this Agreement, and any such party need not comply with the procedural provisions of this Section 15 in order to assert such counterclaim(s).

(d)    The arbitration shall be filed with the office of the American Arbitration Association (“AAA”) located in Philadelphia, Pennsylvania or such other AAA office as the parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Employment Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a 60-day period. In addition, the following rules and procedures shall apply to the arbitration:

(i)      The arbitrator shall have the sole authority to decide whether or not any Dispute between the parties is arbitrable and whether the party presenting the issues to be arbitrated has satisfied the conditions precedent to such party’s right to commence arbitration as required by this Section 15.

(ii)     The decision of the arbitrator, which shall be in writing and state the findings, the facts and conclusions of law upon which the decision is based, shall be final and binding upon the parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrator hereunder.

(iii)    The arbitrator shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory and punitive damages if authorized by applicable law.

(iv)    Except as provided in Section 11, the parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 15, and the costs of the arbitrator(s) shall be equally divided between the parties.

(v)    Except as provided in the last sentence of Section 15(a), the provisions of this Section 15 shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any Dispute arising in connection with this Agreement. Any party commencing a lawsuit in violation of this Section 15 shall pay the costs of the other party, including, without limitation, reasonable attorney’s fees and defense costs.

16.          Miscellaneous.

(a)   Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the Commonwealth of Pennsylvania without regard to the application of choice of law rules.

(b)    Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

(c)    Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable under applicable law, such provisions shall be construed, if possible, so as to be enforceable under applicable law, or such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d)   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive (including the Beneficiary) and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or substantially all of its assets to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the Company for purposes of this Agreement.

(e)    Successors and Assigns. Except as provided in Section16(d) in the case of the Company, or to the Beneficiary in the case of the death of Executive, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

(f)     Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

(g)    Survivorship. Notwithstanding anything in this Agreement to the contrary, all terms and provisions of this Agreement by their nature extend beyond the termination of this Agreement shall survive such termination.

(h)    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements, promises, covenants or arrangements, whether oral or written, with respect thereto.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one document.

17.          No Contract of Employment. Nothing contained in this Agreement will be construed as a right of Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge Executive with or without Cause.

18.         Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Executive’s termination of employment (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(a)    Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of Executive’s termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder is payable due to Executive’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s separation from service, and (ii) the date of Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death, all payments delayed pursuant to this Section 18(a) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due to Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)    To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)    If any amount under this Agreement is to be paid in two or more installments, for purposes of Code Section 409A each installment shall be treated as a separate payment.

19.         Executive Acknowledgement. Executive hereby acknowledges (a) Executive has read and understands the provisions of this Agreement, (b) Executive has been given the opportunity for Executive’s legal counsel to review this Agreement, (c) the provisions of this Agreement are reasonable, and (d) Executive has received a copy of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first above written.

WINDTREE THERAPEUTICS, INC.		DIANE CARMAN

By:	/s/ Craig E. Fraser	/s/ Diane Carman
Name:	Craig E. Fraser	Diane Carman, Executive
Title:	President and CEO
Date:		Dated:

EXHIBIT A

(a)          “Annual Bonus Amount” means the current year’s target annual bonus amount for the Executive.

(b)          “Beneficiary” means any individual, trust or other entity named by Executive to receive the payments and benefits payable hereunder in the event of the death of Executive. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the General Counsel of the Company. Executive may change her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by Executive, or if no designated Beneficiary survives Executive, then the payment and benefits provided under this Agreement, if any, will be paid to Executive’s estate, which shall be deemed to be Executive’s Beneficiary.

(c)          “Cause” means: (i) Executive’s willful and continued neglect of Executive’s duties with the Company (other than as a result of Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes Executive has neglected her duties; (ii) the final conviction of Executive of, or an entering of a guilty plea or a plea of no contest by Executive to, a felony; (iii) Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iv) the debarment of Executive by the FDA.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief the action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel to the Company, will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(d)          “Change of Control” means the occurrence of any one of the following events:

(i)     any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, an underwriter temporarily holding securities pursuant to an offering of such securities or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, directly or indirectly (x) acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities or; (y) acquires within a 12 consecutive month period “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company’s then outstanding securities;

(ii)     persons who comprise a majority of the Board are replaced during any 12 consecutive month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election;

(iii)     the consummation of a reorganization, merger, statutory share exchange, consolidation or similar corporate transaction (each, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the combined voting power of the voting securities of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

(iv)     any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) acquires all or substantially all of the assets of the Company within any 12 consecutive month period.

Notwithstanding the foregoing, none of the foregoing events shall constitute a Change of Control of the Company unless such event also constitutes a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v), a change in the effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii).

(e)          “Change of Control Date” means any date after the date hereof on which a Change of Control occurs; provided, however, if a Change of Control occurs and if Executive’s employment with the Company is terminated or an event constituting Good Reason (as defined below) occurs prior to the Change of Control, and if it is reasonably demonstrated by Executive that such termination or event (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or in anticipation of the Change of Control then, for all purposes of this Agreement, the Change of Control Date shall mean the date immediately prior to the date of such termination or event.

(f)           “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(g)          “Date of Termination” means the date specified in a Notice of Termination pursuant to Section 8 hereof, or Executive’s last date as an active employee of the Company before a termination of employment due to death, Disability or other reason, as the case may be.

A-1

(h)          “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean a mental or physical condition that renders Executive substantially incapable of performing her duties and obligations under this Agreement, after taking into account provisions for reasonable accommodation, as determined by a medical doctor (such doctor to be mutually determined in good faith by the parties) for three or more consecutive months or for a total of six months during any 12 consecutive months.

(i)           “Effective Period” means the period beginning on the Change of Control Date and ending 24 months after the date of the related Change of Control.

(j)           “Good Reason” means, unless Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to Executive of any duties materially inconsistent with Executive’s position, including any change in title, authority, duties or responsibilities or any other action which results in a material diminution in such, title, authority, duties or responsibilities; (ii) a material reduction in Executive’s Base Salary by the Company other than in accordance with Section 5(a); (iii) the relocation of Executive’s office to a location more than 30 miles from Warrington, Pennsylvania; (iv) a material breach of this Agreement by the Company; or (v) the failure of the Company to obtain the assumption in writing of the Company’s obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a Business Combination or a sale or other disposition of all or substantially all of the assets of the Company.

A-2

EXHIBIT B

FORM OF PROPRIETARY INFORMATION, INVENTIONS,

NON‑SOLICITATION AND NON-COMPETITION AGREEMENT

The following is an agreement (“Agreement”) between WINDTREE THERAPEUTICS, INC., a Delaware corporation, and any successor in interest (the “Company”) and me, DIANE CARMAN, and this Agreement is a material part of the consideration for my employment by the Company:

1.         Job Title and Responsibility: I understand my job title with the Company will be Senior Vice President and General Counsel and the Company may change this title at any time with my written consent. My job duties and responsibilities will be those reasonably assigned to me by the Company from time to time consistent with the position of General Counsel of a publicly-traded company.

2.         Consideration. I understand the consideration to me for entering into this Agreement is my employment with the Company, my base compensation, eligibility to earn bonuses, be granted incentive equity and eligibility to receive severance benefits, and I agree this consideration is fully adequate to support this Agreement.

3.         Proprietary Information. I recognize the Company is engaged in a continuous program of research, development and production. I also recognize the Company possesses or has rights to secret, private, confidential information and processes (including processes and information developed by me during my employment by the Company) which are valuable, special and unique assets of the Company and which have commercial value in the Company’s business (“Proprietary Information”). By way of illustration, this Proprietary Information includes, but is not limited to, information and details regarding the Company’s business, trade or business secrets, inventions, intellectual property, systems, policies, records, reports, manuals, documentation, models, data and data bases, products, processes, operating systems, manufacturing techniques, research and development techniques and processes, devices, methods, formulas, compositions, compounds, projects, developments, plans, research, financial data, personnel data, internal business information, strategic and staffing plans and practices, business, marketing, promotional or sales plans, practices or programs, training practices and programs, costs, rates and pricing structures and business methods, computer programs and software, customer and supplier identities, information and lists, confidential information regarding customers and suppliers, and contacts at or knowledge of Company suppliers and customers or of prospective or potential customers of the Company.

4.         Obligation of Confidentiality. I understand and agree my employment creates a relationship of confidence and trust between the Company and me with respect to (i) all Proprietary Information, and (ii) the confidential information of others with which the Company has a business relationship. At all times, both during my employment by the Company and after the termination of my employment (whether voluntary or involuntary), I will keep in confidence and trust all such information, and I will not use, reveal, communicate, or disclose any such Proprietary Information or confidential information to anyone or any entity, without the written consent of the Company, unless I am ordered to make disclosure by a court of competent jurisdiction.

Notwithstanding the foregoing, I understand nothing in this Agreement prohibits me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In connection with any such activity, I must identify any information that is confidential and ask the Regulator for confidential treatment of such information. Despite the foregoing, I am not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of my employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose a trade secret of the Company to my attorney and use the trade secret information in related court proceedings, provided I file any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

5.         Ownership, Disclosure and Assignment of Proprietary Information and Inventions. In addition, I hereby agree as follows:

(a)        Ownership and Assignment. All Proprietary Information is, and shall be, the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole and exclusive owner of all Proprietary Information, including, but not limited to, trade secrets, inventions, patents, trademarks, copyrights, and all other rights in connection with such Proprietary Information. I agree I have no rights in such Proprietary Information. I hereby assign, and shall assign, to the Company and its assigns any and all rights, title and interest I may have or acquire in such Proprietary Information. Any copyrightable work prepared in whole or in part by me in the course of my employment shall be deemed “a work made for hire” under applicable copyright laws, and the Company and its assigns shall own all of the rights in any copyright.

(b)        Return of Materials and Property. All documents, records, apparatus, equipment, data bases, data and information stored in computers or on electronic disks, and other electronic, computer, intellectual, and physical property (“Materials and Property”), whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with employment, shall be and remain the sole and exclusive property of the Company. I shall return to the Company all such Materials and Property as and when requested by the Company. Even if the Company does not so request, I shall return all such Materials and Property upon termination of employment by me or by the Company for any reason, and I will not take with me any such Materials or Property, or any reproduction thereof, upon such termination.

(c)        Notification. During the Term of my employment and for one (1) year thereafter, I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, intellectual property, works of authorship, formulas, ideas, processes, techniques, discoveries, developments, designs, innovations, know‑how and data, and creative works in which copyright and/or unregistered design rights will subsist in various media (all collectively called herein, "Inventions"), whether or not such Inventions are patentable, which I make or conceive, contribute to, reduce to practice, or learn, either alone or jointly with others.

(d)        Ownership of Inventions. I agree and acknowledge all Inventions which I make, conceive, develop, or reduce to practice (in whole or in part, either alone or jointly with others) at any time during my employment by the Company, and (i) which were created using the equipment, supplies, facilities or trade secret information of the Company, or (ii) which were developed during the hours for which I was compensated by the Company, or (iii) which relate, at the time of conception, creation, development or reduction to practice, to the business of the Company or to its actual or demonstrably anticipated research and development, or (iv) which result from any work performed by me for the Company, shall be the sole and exclusive property of the Company and its assigns (and to the fullest extent permitted by law shall be deemed works made for hire), and the Company and its assigns shall be the sole and exclusive owner of all Inventions, patents, copyrights and all other rights in connection therewith. I hereby assign to the Company any and all rights I may have or acquire in such Inventions. I agree any Invention required to be disclosed under paragraph (c), above, within one (1) year after the termination of my employment shall be presumed to have been conceived or made during my employment with the Company and will be assigned to the Company unless and until I prove and establish to the contrary.

(e)         Assistance and Cooperation. With respect to Inventions described in paragraph (d), above, I will assist the Company in every proper way (but at the Company’s expense) to obtain, and from time to time enforce, patents, copyrights or other rights on these Inventions in any and all countries, and will execute all documents reasonably necessary or appropriate for this purpose. This obligation shall survive the termination of my employment. In the event the Company is unable for any reason whatsoever to secure my signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by me.

(f)         Exempt Inventions. I understand this Agreement does not require assignment of an Invention for which no equipment, supplies, facilities, resources, or trade secret information of the Company was used and which was developed entirely by me on my own time, unless the invention relates, (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development. However, I will disclose to the Company any Inventions I claim are exempt, as required by paragraph (c), above, in order to permit the Company to determine such issues as may arise. Such disclosure shall be received in confidence by the Company.

6.         Prior Inventions. As a matter of record, I attach hereto as Schedule 1 a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment with the Company, I desire to remove from the operation of this Agreement, and I covenant such list is complete. If no such list is attached to this Agreement, I represent I have no such inventions and improvements at the time of my signing this Agreement.

7.         Other Business Activities. So that the Company may be aware of the extent of any other demands upon my time and attention, I will disclose to the Company (such disclosure to be held in confidence by the Company) the nature and scope of any other business activity in which I am or become engaged during the term of my employment. During the term of my employment, I will not engage in any business activity or employment which is in competition with, or is related to, the Company’s business or its actual or demonstrably anticipated research and development, or that will affect in any manner my ability to perform fully all of my duties and responsibilities for the Company.

8.         Non-Interference and Non-Solicitation of Employees, Customers and Others. I will not now or at any time in the future, anywhere in the world, disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or raiding its employees, disrupting its relationships with customers, agents, vendors, distributors or representatives, or otherwise. During my employment with the Company and for eighteen (18) months thereafter, I will not directly or indirectly solicit, encourage, induce or endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed or engaged by the Company as an employee, consultant or independent contractor or who was so employed or engaged at any time during the six (6) months preceding the termination of my employment; provided, nothing herein shall prevent me from engaging in discussions regarding employment, or employing, any such employee, consultant or independent contractor (i) if such person shall voluntarily initiate such discussions without any such solicitation, encouragement, enticement or inducement prior thereto on my part or (ii) if such discussions shall be held as a result of, or any employment shall be the result of, the response by any such person to a written employment advertisement placed in a publication of general circulation, general solicitation conducted by executive search firms, employment agencies or other general employment services, not directed specifically at any such employee, consultant or independent contractor.

9.         Non-Competition During and After Employment. During my employment with the Company or at any time within a period of one (1) year after the termination of my employment, I shall not, directly or indirectly, anywhere in the world, without the prior written consent of the Company, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity compete with the Company in the business of developing or commercializing (i) pulmonary surfactants or any other category of compounds which form the basis of the Company’s material drug products, or (ii) any material medical device products under development by the Company, including without limitation the Company’s capillary aerosol generator, series of aerosol-conducting airway connectors and related componentry, and similar medical devices, in each case, as determined in good faith by the Company on the termination date of my employment. Notwithstanding the foregoing, the Company and I acknowledge and agree that I may engage in the practice of law without limitation, including, but not limited to, serving as a general and/or in-house counsel to any company, subsequent to the termination of my employment for any reason, subject to my compliance with applicable ethical requirements.

10.        Obligations to Former Employers. I represent my execution of this Agreement, my employment with the Company, and my performance of my duties and proposed duties to the Company will not violate any obligations or agreements I have, or may have, with any former employer or any other third party, including any obligations and agreements requiring me not to compete or to keep confidential any proprietary or confidential information. I have not entered into, and I will not enter into, any agreement which conflicts with this Agreement or would, if performed by me, cause me to breach this Agreement. I further represent I have no knowledge of any pending or threatened litigation to which the Company may become a party by virtue of my association with the Company. I further agree to immediately inform the Company of any such pending or threatened litigation should it come to my attention during the course of my employment. I also agree I provided to the Company for its inspection before I signed this Agreement all confidentiality, non-compete, non-solicitation, and all other employment-related agreements that I am party to or which involve me, that would impact my ability to perform my obligations to the Company.

11.        Confidential Information of, and Agreements with, Former Employers. In the course of performing my duties to the Company, I will not utilize any trade secrets, proprietary or confidential information of or regarding any former employer or business affiliate, nor violate any written or oral, express or implied agreement with any former employer or business affiliate.

12.        United States Government Obligations. I acknowledge the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

13.        Remedies. I acknowledge my failure to comply with, or my breach of, any of the terms and conditions of this Agreement may irreparably harm the Company, and money damages may not adequately compensate the Company for this harm. Accordingly, I acknowledge in the event of a threatened or actual breach by me of any provision of this Agreement, in addition to any other remedies the Company may have at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy then available, without requiring the Company to post any bond. I agree nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such threatened or actual breach, including money damages.

14.        Not an Employment Agreement. I acknowledge and agree this Agreement is not a contract of employment, it should not be construed as a guarantee of my employment for any period of time, and that I am employed by the Company at will and my employment may be terminated by the Company for any lawful reason or no reason.

15.        Miscellaneous.

(a)         Reformation and Severability. If any provision of this Agreement is held to be invalid or unenforceable under applicable law, such provision shall be reformed and/or construed, if possible, to be enforceable under applicable law; otherwise, such provision shall be excluded from this Agreement and the balance of the Agreement shall remain fully enforceable and valid in accordance with its terms. To the extent the restrictions imposed by Sections 8 and 9 are interpreted by any court to be unreasonable in geographic and/or temporal scope, such restrictions shall be deemed automatically reduced to the extent necessary to coincide with the maximum geographic and/or temporal restrictions deemed by such court not to be unreasonable.

(b)         No Waiver. No delay or omission by the Company in exercising any right hereunder will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(c)         Reassignment. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employment I may be transferred, without the necessity that this Agreement be reassigned at the time of such transfer.

(d)         Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (but not the law or principles of conflict of laws), and the parties submit to the jurisdiction of the courts of Pennsylvania.

(e)         Effective Date. This Agreement shall be effective as of the first day of my employment by the Company, shall be binding upon me, my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its successors and assigns.

(f)         Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter herein, and may not be waived, changed, extended or discharged except by an agreement in writing signed by both parties.

I acknowledge and agree I have fully read and understand all of the terms and provisions of this Agreement, I have had the opportunity to consult with an attorney and to discuss this Agreement with an attorney, I have had any questions regarding the effect of this Agreement or the meaning of its terms answered to my satisfaction, and, intending to be legally bound hereby, I freely and voluntarily sign this Agreement.

Accepted and Agreed to:		WINDTREE THERAPEUTICS, INC.

By:	/s/ Diane Carman	By:	/s/ Craig E. Fraser
Name:	Diane Carman	Name:	Craig E. Fraser
Date:		Title:	President and CEO
SS#:	x9360	Date:

SCHEDULE 1

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Attn: Craig E. Fraser

1.         The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Windtree Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment by the Company I desire to remove from the operation of the Company’s Proprietary Information and Inventions and Non‑Solicitation Agreement.

   X             No inventions or improvements.

_____         See below. Any and all inventions regarding

_____         Additional sheets attached.

2.         I propose to bring to my employment the following materials and documents of a former employer:

    X            No materials or documents.

_____         See below.

Diane Carman

Date